Exhibit 10.1

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

AGREEMENT made this 7th day of October, 2005, by and between Lippert Components Manufacturing, Inc., a Delaware corporation (the “Corporation”) and Jason D. Lippert (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has served as President and Chief Executive Officer of the Corporation, Lippert Components, Inc. (“LCI”), parent of the Corporation, and all other entities of which LCI is a direct or indirect parent or partner, excluding Lippert Components Holding, Inc. (collectively, the “LCI Entities”), all of which are direct or indirect subsidiaries of Drew Industries Incorporated (“Drew”), and has had extensive business and financial experience with the business conducted by the LCI Entities, and the Corporation desires to continue to utilize the Executive’s experience, knowledge and abilities in connection with the operations of the LCI Entities; and

WHEREAS, the Corporation does not wish the Executive to compete against the LCI Entities,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

1.          Employment. The Corporation hereby employs the Executive and the Executive hereby agrees to serve the LCI Entities, excluding Lippert Components Holding, Inc., as President and Chief Executive Officer. The Executive will perform his duties on behalf of the LCI Entities at the principal executive offices of the Corporation in Goshen, Indiana; provided, however, that relocation of the Corporation’s executive offices shall be subject to approval of the

Board of Directors of the Corporation, and the Executive shall at no time be required to change his residence without his consent.

2.          Term. The term of this Agreement shall be for the five (5) year period commencing January 1, 2006 and terminating December 31, 2010 (the “Term”).

3.          Duties. During the Term, the Executive shall exert his best efforts, and, subject to the terms and provisions hereof, shall devote substantially all of his time, attention, skills and efforts to the business and affairs of the LCI Entities and will use his best efforts to promote the interests thereof. Consistent with the foregoing, the Executive shall not be precluded from giving appropriate attention to his personal and financial affairs. The Executive shall act in accordance with the policies of the LCI Entities as determined from time-to-time by their respective Boards of Directors consistent with this Agreement, and shall perform such services and duties as such Boards of Directors may from time-to-time direct consistent with this Agreement, including, but not limited to, the duty to hire and discharge employees of the LCI Entities and to determine the compensation paid to such employees, including bonuses paid to such employees from the annual 18% incentive bonus pools maintained by the LCI Entities (the “Bonus Pools”).

4.	Compliance.

4.1        The Corporation and the Executive intend that the provisions of this Agreement shall comply in all respects with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code). Accordingly, notwithstanding anything in this Agreement to the contrary, all elections to defer, distributions, and all other aspects of this Agreement shall be made in compliance Section 409A of the Code and any regulations or other guidance thereunder. To the extent required, this Agreement will be revised and amended in order to comply with the provisions of Section 409A of the Code and any regulations or guidance thereunder.

4.2        All compensation, in whatever form, payable pursuant to this Agreement shall be subject in all respects to the terms, provisions and conditions of the Drew Industries Incorporated 2002 Equity Award and Incentive Plan, as amended from time to time.

5.          Compensation. The Corporation agrees to pay the Executive for his services to the LCI Entities a salary (“Base Salary”) of Four Hundred Thousand ($400,000) Dollars for each year of the Term, payable according to the customary payroll practice of the Corporation. Performance of the Executive’s services will be reviewed annually by the Compensation Committee of the Board of Directors of Drew (the “Compensation Committee”).

6.	Incentive Compensation.

6.1        In addition to the Base Salary, and subject to Section 6.3 hereof, the Executive shall be entitled to receive, for each year during the Term commencing with the year ending December 31, 2006, performance-based incentive compensation (the “Bonus”), equal to five (5%) percent of (i) the excess of operating profits of the LCI Entities over (ii) $14.0 million; provided, however, that if any of the LCI Entities shall acquire additional business operations or dispose of any existing business operations, the performance goals pursuant to which the Bonus is paid may be modified upon agreement between the Executive and the Corporation. The Bonus shall be paid from, and applied against, the Bonus Pools.

6.2        For purposes of this Agreement, the term “operating profits of the LCI Entities” means the consolidated income of the LCI Entities (A) before (i) interest expense, (ii) interest or dividend income, (iii) impairment of goodwill, (iv) intercompany administrative fees charged to any of the LCI Entities by Drew, (v) taxes based upon income, (vi) extraordinary items determined in accordance with generally accepted accounting principles, and (vii) the cumulative effect of a change in accounting principles, and (B) after giving effect (positive or negative) to a capital charge equal to 6% of the increase or decrease in (i) the average net assets employed by the LCI Entities during the year for which the Bonus is being determined over (ii) $114 million. For purposes of this Agreement, the term “net assets” means: (a) total assets, excluding cash, minus (b) total liabilities, excluding (i) current and long-term debt, (ii) intercompany balances, and (iii) income taxes payable or deferred, all as reflected on the monthly Consolidating Balance Sheet of Drew and its subsidiaries.

6.3        Notwithstanding anything to the contrary contained herein, the following shall apply to payment of the Bonus:

6.3.1     at least 60% of the amount of Bonus in excess of $600,000 for any year during the Term shall be paid in shares of Drew Restricted Stock, and the balance of 40% shall be paid in such proportions of shares of Drew Restricted Stock and cash as the Executive shall elect in his sole discretion. All such shares of Drew Restricted Stock shall be subject only to the restriction on transferability for a period of two years from the date of grant;

6.3.2     the amount of Bonus in excess of five times the Base Salary for any year during the Term shall be paid in shares of Drew Deferred Stock. The shares shall be issued to the Executive in five consecutive annual installments on January 2nd, each in the amount of 20% of the total grant of Deferred Stock, commencing in year after the date of grant; and

6.3.3     all grants and issuances of Restricted Stock and Deferred Stock as aforesaid, shall be made on, or as soon as practicable after, the date on which Drew releases its year-end results of operations, but in no event later than two and one-half months after the end of Drew’s fiscal year.

6.4        Nothing in this Agreement, nor any fixing of compensation in the form of Base Salary, Bonus, deferred compensation, securities or otherwise, shall prevent the Compensation Committee from granting to the Executive additional compensation in the form of cash, salary increases, deferred compensation, securities or otherwise.

7.	Benefits.

7.1        The Executive and his immediate family shall continue to receive medical coverage at least equivalent, in nature and extent, to the medical coverage afforded to him by the LCI Entities prior to the date hereof, and such other reasonable benefits which he has received from the LCI Entities prior to the date hereof.

7.2        The Executive agrees to have an annual comprehensive physical examination at the expense of the Corporation (to the extent not covered by insurance) by a physician of his choice.

7.3        The Executive shall be eligible to participate in any pension, retirement, or profit-sharing plan adopted by the LCI Entities for the benefit of its executives. Each year during the Term, the Executive shall be entitled to receive $40,000 pursuant to Drew’s retirement bonus program, payable in the year earned, that must be used to purchase a tax deferred annuity and/or cash value life insurance.

7.4        The LCI Entities shall maintain, at no cost to the Executive, disability insurance providing for weekly payments to the Executive, in the event the Executive shall fail or be unable to perform his obligations hereunder, in the amount of not less than

$120,000 per year. Such payments shall continue for the maximum available term after the commencement of disability.

7.5        During the period of employment hereunder, the Corporation, at its expense, will make available to the Executive one automobile (or an automobile allowance at the option of the Executive), together with gasoline, customary insurance, maintenance, license fees, and parking, to be used in connection with the business of the LCI Entities.

7.6        The Executive shall be entitled to a vacation in each year during the Term of not less than three (3) weeks.

7.7        Each year during the Term, the Corporation will recommend that the Compensation Committee grant to the Executive options to purchase additional shares of Drew Common Stock, or other equity awards of equivalent value, having a Black-Scholes option pricing model (or similar model) annual value of at least $130,000, subject, however, to the discretion of the Compensation Committee. Notwithstanding the foregoing, the Board of Directors of Drew may from time-to-time in its sole discretion increase the value of the options to be granted The expense related to stock option compensation will be deducted from “operating profits of the LCI Entities” (as defined in Section 6.2 hereof) as and when expensed by Drew.

7.8        In no event shall the Executive receive any equity awards which are deemed to be deferred compensation under the provisions of Section 409A of the Code, unless all aspects of such awards meet the requirements of section 409A of the Code.

8.          Expenses. All travel and other expenses incident to the rendering of services by the Executive hereunder in accordance with the travel policies of the LCI Entities will be paid by the Corporation. If any such expenses are paid in the first instance by the Executive, the Corporation will reimburse him therefor on presentation of expense vouchers.

9.	Termination.

9.1        If, on account of physical or mental disability, the Executive shall fail or be unable to fully perform this Agreement for a continuous period of six (6) months, the Corporation may, at its option, at any time thereafter, upon thirty (30) days written notice to the Executive, terminate this Agreement, and this Agreement shall come to an end at the end of said notice period as if such date were the termination date of this Agreement. Notwithstanding the termination of the period of employment as aforesaid, the Corporation shall pay the Bonus to the Executive proportionately with respect to the period prior to the date of termination.

9.2        In the event of the death of the Executive during the Term, this Agreement shall terminate on the date of death. In such case, the Corporation shall continue to pay to the heir or designee of the Executive (i) the Base Salary, which the Executive would have been entitled to receive but for such termination, for a period of six (6) months from the date of death of the Executive, and (ii) the Bonus, proportionately, with respect to the period prior to the date of termination.

9.3        The Corporation shall have the right to terminate this Agreement at any time upon ten (10) days written notice to the Executive in the event that (i) the Executive has committed a willful material breach of the terms of this Agreement and such breach shall continue for a period of ten (10) days after notice specifying the nature of the breach, or (ii) the Executive is convicted of, or pleads nolo contendere to, any felony or crime involving moral turpitude. In such event, this Agreement shall come to an end as of the end of such notice period as if such date were the termination date of this Agreement.

10.	Non-Competition, Corporate Property.:

10.1      During the Term, and for a period of five (5) years from the date of termination of this Agreement, the Executive shall not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have any financial interest in, or engage in, any business competitive to that of the business of the LCI Entities, Drew or their affiliates (collectively, the “Affiliated Companies”) or solicit for employment or employ any employee of the Affiliated Companies. For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which any of the Affiliated Companies are engaged in business during the period covered by this Section 10 and involves the development, design, manufacture, marketing, packaging sale or distribution of any products developed, designed, manufactured sold or distributed, or the offering of any services offered, by any of the Affiliated Companies whether on the date hereof or as of the date of termination of this Agreement including, but not limited to, to the manufactured housing (including park and office models), modular housing, recreational vehicle, and utility trailer industries; and the Executive shall be deemed directly or indirectly to engage in such business if he, or any member of his immediate family (i.e., his spouse and children) participates in such business, or in any entity engaged in or which owns, such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; provided, however, that the Executive will not at any time utilize the names “Lippert”, “Lippert Components”, “Zieman”, “Continental Stamping”, “Kinro”, “Drew”, “Venture” or any derivatives of any of the foregoing, or any other name used by any of the Affiliated Companies in any business competitive to that of the business of the Affiliated Companies, or any patent, trademark, tradename, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of the Affiliated Companies, or any proprietary information of any of the Affiliated Companies. The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Exchange Act of 1934, and, if the company in which such investment is made competes with any of the Affiliated Companies, such investment represents less than one (1%) per cent of the outstanding securities of such class.

10.2      The Executive agrees that all products, packaging, inventions, patents, patent applications, designs, creations, ideas, techniques, methods, or any portions thereof, or any improvements or modifications thereon, or any know-how or procedures related thereto, which relate to the business of the Affiliated Companies, conceived, invented, discovered or executed by the Executive during the term of this Agreement, whether or not marketed or utilized by the Affiliated Companies, shall be the sole and exclusive property of the LCI Entities, without additional compensation payable therefor; and by these presents the Executive hereby assigns to the Corporation any and all right, title and interest he has, or may have, therein.

11.        Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telegram, facsimile or other standard form of telecommunication, or by registered or certified post-paid mail, return receipt requested, and addressed as follows, or to such other address as any party may notify the other in accordance with the provisions hereof:

To the Corporation:	Lippert Components, Inc.

2375 Tamiami Trail North

Suite 110

Naples, Florida 34103

Attention: Chairman

Telephone: (239) 659-2005

Telecopy: (239) 659-2009

-copy to-

Drew Industries Incorporated

200 Mamaroneck Avenue

White Plains, New York 10601

Attention: President

Telephone: (914) 428-9098

Telecopy: (914) 428-4581

To the Executive:	Jason D. Lippert

707 Bainbridge Place

Goshen, IN 46526

12.	Additional Provisions.

12.1      This Agreement constitutes the entire Agreement between the parties, and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto, or by a writing signed by the parties hereto.

12.2      This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives.

12.3      This Agreement shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of the Corporation or by the merger or consolidation of the Corporation with or into another corporation.

12.4      In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.5      This Agreement shall be governed by the internal laws of the State of Indiana without giving effect to principles of conflicts of law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Indianapolis, Indiana over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgement in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgement.

12.6      This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument.

12.7      In the event of any proceeding involving a claim or dispute arising under this Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorneys fees, incurred by the prevailing party in such proceeding.

12.8      The headings of this Agreement are for the convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

(Signature Page Follows)

IN WITNESS. WHEREOF, the Corporation has caused these presents to be signed by its duly authorized officer, and its corporate seal to be hereunto affixed, and the Executive has hereunto set his hand the day and year first above written.

ATTEST: ———————————————————–	LIPPERT COMPONENTS MANUFACTURING, INC. ————————————————————
WITNESS: ————————————————	———————————————————— Jason D. Lippert